Exhibit 99.1

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

PFSweb

Moderator: Garth Russell

August 9, 2012

11:00 a.m. ET

Operator:	Good morning, my name is (Jackie) and I will be your conference operator today.

At this time, I would like to welcome everyone to the PFSweb second quarter earning conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. I would now like to turn the call over the (Garth Russell) with KCSA Strategic Communications. Please go ahead.

(Garth Russell):	Thank you, (Jackie).

Before turning the call over to management, I would like to make the following remarks concerning forward looking statements. All statements in this conference call, other than historical facts are forward looking statements.

The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward looking statements.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

These forward looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results which include, but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on From 10k, quarterly reports on Form 10q and other reports filed by the PFSweb with the Securities Exchange Commission to which your attention is directed.

Therefore actual outcomes and results may different materially from what is expressed or implied by these forward looking statements. PFSweb expressly disclaims any intent or obligation to update these forward looking looking statements during the call.

We may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures.

In our press release with the financial tables issued earlier today which is located on our website at PFSweb.com, you’ll find our definitions of these non-GAAP financial measures or reconciliation of these non-GAAP financial measures, with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

At this time, it now pleasure to turn the floor over to Mark Layton, Chairman and CEO of PFSweb.

Mark, the floor is yours.

Mark Layton:	Thanks (Garth).

Good morning everyone, welcome to our 2012 second quarter conference call. As we have for much of the past, Tom Madden, our Chief Financial Officer and Mike Willoughby, our president, are here with me this morning. We’ll begin by providing you prepared comments and an overview of the financial results and some information about not only the quarter but the future and after that, we’ll be available for your questions related to that content.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

To start this morning, I’d like to congratulate our team on a strong Q2 performance. We reported strong growth this morning for the second quarter of 2012 when compared to last year.

Service fee revenue was up about 35 percent. During the quarter we launched and ramped several new client end to end commerce solution for leading brands such as Gerber Childrenswear.

We also announced a number of new end to end e-commerce programs for Elizabeth Arden and six Amer Sports Group consumer brands including iconic names such as Salomon, Wilson, and Atomic.

We’ve also undertaken certain activities aimed towards improving the quality and efficiency of our operational performance. These developments helped increase our service fee gross margin but that was partially offset by investments we’re making in our business as we continue to build and update our infrastructure to support new clients and be well prepared for the future.

But when I put all that together, I believe we had a fantastic quarter results, not only on the top line but also in adjusted EBITDA.

Adjusted EBITDA was up 160 percent this quarter when compared to the same quarter of 2011.

Again, congratulations to our team here on a great quarter.

As we look to the future, we’re seeing many exciting opportunities as our industry continues to evolve. Smaller retail footprints, the growth of the urban phenomena, brand manufacturers battling back against the growth in private label, desires to rationalize the supply chain across commerce channels and the tremendous empowerment that the Smartphone has provided shoppers are all important factors that we see will drive a blurring or melding of traditional commerce channels in the years to come and we’ll once again radically change the way consumers live and shop.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

We believe it’s vitally important for us at PFSweb to be thought leaders for our clients and to continue to evolve our offering to ensure we are out ahead of these trends and ready to deploy advancing solutions for our clients businesses.

As such, our end to end e-commerce solution must continue to evolve and we believe this evolution will take our commerce capabilities to a whole new level, allowing us to act as the global facilitator for all types of commerce for our clients across all channels and customer touch points.

As such, this is a key area of focus in our R&D efforts and in an area being talked about under the heading of multichannel or Omni channel and you’ll hear the words big data by our industry trade press. If you Google those terms, you’ll find much written about these projected trends and their projected impact on the commerce of the future.

Much of our current R&D effort is being focused on developing capabilities around these future trends.

This expanded offering that we’re developing will eventually include a new product content management service and technology offering consisting of a best of breed (or PIM) or product information management system, content offering and syndication services along with our existing Omni channel product photography service.

At this point, we are extending our order management and e-commerce technology platforms to include cross channel capabilities that fully integrate brick and mortar stores, client and third-party fulfillment facilities and other stored inventory locations as we create for our clients a customer experience that facilitates delivery without limits.

We will also rollout new mobile commerce capabilities, in-store customer support, kiosks and clienteling apps that we believe eventually will dramatically enhance the customer experience.

Our goal is to achieve “Shopping without Barriers”, “Delivery without Limits” and “Conversations without Confusion”.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

We also plan to continue to expand our digital agency services to include new Omni channel creative services for e-commerce, mobile commerce and in-store customer experiences as well as new strategic offerings to assist our clients in transitioning from channel based marketing to Omni channel marketing.

Finally, this new offering range will include expanded business intelligent or big data offerings to keep us and our clients on top of key consumer, operational and financial performance metrics from the entire Omni channel program.

We’ll also include new customer intelligence and campaign management offerings that include a best of breed CRM database, campaign management, client forums and other pieces of critical information.

We plan to begin to actively market this new program and deploy many of these capabilities during 2013.

We plan to unveil to our clients and the public later this year, additional details with this expanded product offering, the significant branding changes that will accompany the unveiling of the offering and the components of our evolving technology and service offering that will be a part of this key future expansion.

We believe this is an important growth driver for PFSweb over the next several years.

Now what are the benefits? Well the benefits we are targeting to achieve from these efforts include the growth of revenue components that carry higher margin potential including what we believe will be a rapidly growing professional services component of our business that includes digital agency services, technology development and integration capabilities and consultative services around the trends in the world of commerce.

Further we see this broadening of our services offering providing us the benefit of diversifying our revenue streams which we believe may help insulate us from the impact of the loss of a selected component of service from an individual client.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Shifting to looking at the rest of 2012, our forecast for the remainder of 2012 is quite positive. Our new business pipeline remains strong with over $50 million of average annual contract value in our new business pipeline.

The driving factors that we look to aid our continued growth are new client programs in our pipeline as well as organic growth from our existing clients.

That growth will help to offset the approximately three to six client programs that we currently expect will conclude or significantly reduce operations during late 2012 and into the first half of 2013. This is the same information that we discussed in Q1.

Some of these previously disclosed terminations that we originally expected would conclude or reduce during the first half of 2012 have been delayed and we continue to operate in a business as usual manner with those clients.

This continuing business along with other positive client contributions we believe will allow us to continue to show stronger than expected financial performance through the remainder of 2012.

As such, we believe we will exceed our goal of 20 percent growth in service fees and we are increasing our 2012 adjusted EBITDA guidance to a range of $9 to $11 million.

Now while we’re pleased with the extensions, we do still expect approximately $5 million of this quarter’s service fee revenue will not continue after this year.

Now we’re targeting growth from new clients and focusing on other operational efficiencies to do our best to offset or mitigate the impact of this activity on our financial results.

So with that information as a backdrop, let me now hand the call over to Mike Willoughby, our president, and he’ll give you some more details on our business development side and the business overall.

Mike?

Mike Willoughby:	Thank you Mark and good morning everyone.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

As Mark said, we’re very pleased with the growth we achieved this quarter. And during this quarter our service fee growth was fueled by organic growth as well as an expansion in new master agreement as well as programs ramping up for client programs that we implemented during the past 12 months.

We are continuing to generate strong results and demonstrate the strength of our business model.

One of the hallmarks of our business is our ability to obtain financial leverage once we ramp up a new client agreement.

This is the first quarter where we were in our new Dallas call center which is a 78,000 square foot facility that can expand to up to 1,000 call center seats just in this one facility.

This is compared to our previous Plano facility that could only support 400 call centers seats.

We also continue to work to increase leverage by bolstering our high margin service offerings as Mark mentioned particularly in our e-commerce development area and in our digital marketing agency area.

As we mentioned earlier this year, we experience 2011 holiday client volumes that were overall significantly in excess of our expectation based on the pre-holiday forecast that we were provided by our clients.

These excess volumes created some operational challenges in November and December. And in response we accelerated certain infrastructure investments during that quarter and we began making some operational changes in order to improve our ability to scale up even more rapidly to meet unanticipated heavy volume spikes.

It’s important to note that the rapidly growing trend in e-commerce to use promotional events such as flash sales to meet short term sales growth targets that unanticipated heavy volume spikes can occur any time during the year and not just from Black Friday and through Green Monday.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

I’m happy to report that we are on track to complete all the planned infrastructure upgrades and operational improvements prior to this upcoming 2012 holiday.

Many of these improvements have already been proven, in production with various Black Sale and high volume promotional events that we have successfully executed over the past two quarters for our clients.

The most critical infrastructure upgrade is to our main order management hardware platform and that upgrade has been completed over the past couple of weeks. Our new IBM order management hardware platform has an excess of 25 times the processing power of the previous solution. And it uses advanced capacity on demand features to deliver a significant improvement and scalability at a variable cost over the expected useful life of the solution.

So the bottom line is that we expect these changes will allow us to operate the business at expected gross margins during the 2012 holiday rather than at the reduced gross margin levels that we experienced in Q4 of 2011.

In June, we announced a multiyear master agreement to provide e-commerce services for six brands under the Amer Sports Group corporate umbrella. Those brands include Salomon, Wilson, Atomic, Bonfire, Mavic and Suunto. Included in this solution is order management, financial and fulfillment services in the U.S. and as you may remember, we’re already providing similar services for these brands in Europe today. And there are plans to expand into additional geographies in the future.

We’re very excited about this collection of brands and their potential as they continue to begin to grow their online stores.

And just recently, as last week we announced an agreement with W.L. Gore and Associates to provide an end to end program for their Gore bike wear and Gore running wear product lines.

In July, this program was launched in the U.S. and we expect to be live in Europe later this quarter. This is Gore’s first direct to consumer online initiative and we’re very excited to work alongside their team to help them become very successful starting from scratch.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

This agreement also highlights our continued expansion into the consumer products market and reinforces our ability to provide highly customized programs that enhance the customer experience in any industry both in the U.S. and in Europe.

Since our last call, we secured two new contracts to provide e-commerce solutions for apparel brands in the U.S.

The first is a multi-brand end to end solution for a premier fashion and apparel company in the U.S. launching very early in 2013 for all three brands. This solution will once again highlight the flexibility in our service offering to implement a custom solution for companies with multiple brands under a single master agreement.

The second contract is with a global manufacturer of footwear and sportswear looking to launch their first direct to consumer online store.

PFSweb will be providing order management, payment processing, customer care and order fulfillment services beginning in the first quarter of next year for this brand.

Then looking out over the next 12 to 24 months as Mark indicated in his opening comments we’ll continue to evolve our offering to include new technologies and service offerings to keep our end to end e-commerce solution world class and to mature our Omni channel capabilities.

In order to support our Omni channel initiative we have been making targeted R&D investments during the year and we expect to continue with these R&D activities as we deploy this program.

We continue to focus on our business develop efforts as we seek to sustain a high annual growth rate and we have a new business pipeline of over $50 million in average annual contract value based on client projections.

And we continue to have many new contracts and client programs the majority of which are end to end programs set to launch over the next six months.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

These programs are for new or existing clients that span multiple industries as we have continued to benefit from the emergence of several large product categories that are continuing to accelerate growth in the web commerce space. These categories include fashion, health and beauty and consumer packaged goods or CPG.

These new programs combined with the organic growth that we’re experiencing from existing clients will help us achieve the targeted results indicated in our revised 2012 guidance.

So with that update on growth and R&D investments, I’ll turn the call back over to Tom for a review of our financial results for the quarter.

Tom?

Tom Madden:	Thank you Mike and good morning everyone. Once again, I will provide further insight into our financial results for the June quarter reported earlier today as well as further details on our outlook for the rest of 2012.

While total consolidated revenue for PFSweb in the quarter ended June 30, 2012, remained relatively consistent with the prior year, we generated significant growth in our service fee business that was partially offset by reduction in product revenue.

Our service fee revenue business grew approximately $7.4 million or 35 percent in the June quarter over the prior year.

Of this more than $7 million increase year over year in service fees, approximately $4 million was derived from new client activity applicable to client programs implemented over the past 12 months and approximately $3 million came from the net growth of existing client programs.

The overall increase in our service fee revenue offset a decrease in our Business and Retail Connect segment which includes our Supplies Distributors operations.

Revenue for business and retail connect was $29.6 million for the second quarter of 2012 as compared to $38.8 million for the 2011 second quarter.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

As we have discussed on previous quarterly conference calls our largest client relationship in this segment streamlined their business beginning last year which has resulted in reduced sales volumes during the last couple of quarters and we expect this trend to continue as we look to the future.

Taking both segments into account, one of our key business metrics what we refer to as service fee equivalent revenue increased 25 percent to $30.5 million in the June 2012 quarter as compared to $24.4 million for the same period in 2011.

Excluding the impact of pass-thru revenues are consolidated gross profit for the second quarter of 2012 also increased to $10.2 million or 17.6 percent of net revenues as compared to $8.6 million or 14.3 percent of net revenue in the second quarter of 2011.

This improvement was primarily due to business mix as the revenue from our higher gross margin service fee business increased as a percentage of the overall revenue on a year over year basis.

Further, the gross profit percentage of our service fee business was 28 percent in the June quarter of 2012 as compared to 25 percent in the same period of the prior year.

This gross profit percentage on our service fee business improved somewhat in comparison to the last several sequential quarters due to improved operating efficiencies, certain higher margin project activity and other items. We are encouraged to see this increase and we are targeting to add further higher margin activity as we look to the future.

SG&A for the June 2012 quarter increased by approximately $0.8 million to $10.2 million as compared to $9.4 million for the same period a year ago.

This increase is partially attributable to increased infrastructure and investments we are making to support our growth and to keep our business at the forefront of the world of e-commerce.

In addition, this increase included approximately $0.3 million of facility move related costs. We expect this to be the last quarter of our move costs associated with our new headquarters and call center locations both of which we believe provide a more productive work environment for our team.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

After considering all these items our consolidated adjusted EBITDA which excludes the impact of the incremental SG&A costs applicable to the facility moves was $2.8 million in the second quarter of 2012. This reflects a significant increase from the $1.1 million reported in the same period of the prior year.

In addition, for now the third straight quarter, we have also reported positive non-GAAP net income results. Our non-GAAP net income was $0.2 million as compared to a loss of 0.8 million for the second quarter last year.

One a year to date basis, we are seeing the same general trends as what we saw in this second quarter. Year to date service fee revenue through the six months ended June 30, 2012 is up 42 percent as compared to the prior year.

Service fee equivalent revenue is up 34 percent.

Adjusted EBITDA has increased to $5.4 million as compared to $1.5 million for the same period last year and non-GAAP net income was $0.2 million compared to a loss of $2.2 million in the prior year.

Overall, as Mark indicated, we are very pleased with our improved financial performance so far this year. We believe this is indicative of the financial leverage that we can obtain through growth in our service fee business activity.

We continue to maintain a solid financial position with total cash and restricted cash as of June 30, 2012 of approximately $17.8 million and our financing relationships remain strong.

As you may recall in December 2011, we issued a press release regarding the PFSweb share repurchase program which authorized the company to repurchase up to $1 million worth of shares in the open market.

Note that while we have significant restrictions on the amount of shares we can purchase on any given day, this is primarily related to our daily trading volumes, we have been somewhat active in repurchasing shares in the open market and through the end of July, we’ve purchased approximately 12,000 shares.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

We will continue to monitor the activity in our shares under this program as we go forward.

As we now look at 2012 guidance we continue to target service fee revenue growth of 20 percent or more in 2012 compared to 2011.

As Mark stated earlier, we do believe our service fee revenue will be impacted later in the year and next year by the client programs that we are expecting to conclude or significantly reduce operations during calendar year 2012 or 2013.

So we now expect reduced impact of those changes in this current year.

We expect the gross margins for our service fee segment to remain at or somewhat higher than 25 percent.

We also expect SG&A to increase somewhat from 2011 as we continue to support our growth in the current year.

We do expect depreciation expense to increase year over year in relation to higher level of capital expenditures made in 2011 and forecasted for this year including the depreciation on the tenant improvements of the new facilities.

For our retail and business connect segment, we expect product revenue to decline year over year for the remainder of 2012 to a full year total of approximately $115 million to $120 million. However, we are targeting to partially offset the impact of these revenue reductions by an improving gross margin percentage for this business with an overall target of approximately 8 percent for the year as compared to 7 percent in 2011.

On an overall aggregate basis with the various business segments, components just discussed, we are continuing to target an increase to our service fee equivalent revenue of over 20 percent for 2012 as compared to last year. So we are now targeting an improved adjusted EBITDA performance versus what we communicated earlier this year.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

As stated previously, this new target is between $9 million to $11 million of adjusted EBITDA for calendar year of 2012.

Now I’d like to turn the call back over to Mark for some closing comments.

Mark?

Mark Layton:	Thanks Tom and Mike, and again, you know I’m really excited about a good quarter and the performance our team turned in with us. Obviously the strong revenue growth that we’re experiencing from both new clients and our existing clients our ability to show scale and drive us into adjusted EBITDA performance and the exciting things that our teams have come up with as it relates to our vision of the future and where our R&D dollars are going. You know paint a great picture for us in terms of how we see the future and where things were headed.

So that concludes our prepared comments this morning, and operator we will now be available for questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad.

Your first question comes from the line of (Matt Bendixon) with (Craig Hallum Capital).

(Matt Bendixon):	Hey guys how are you doing?

Mark Layton:	Good morning (Matt) how are you?

(Matt Bendixon):	So just a question on the RFP pipeline can you give us a sense of how much was turned over in the quarter there with what the churn was?

Mike Willoughby:	Sure.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

It was a fairly typical quarter for us, maybe a slightly less active quarter given the summer but that’s, you know, kind of a normally somewhat slower time. We added about seven new leads to our pipeline and dropped nine, so you know, pretty much kind of net even there.

And we’ve progressed three deals into contracting and the churned dollars were in the $15 to $20 million range as far as you know overall churn activity.

(Matt Bendixon):	Great. Just staying on the new business pipeline, are you seeing more demand for kind of the end to end solution or more of the customized solutions?

Mike Willoughby:	Sure.

Current our pipeline is 74 percent of our leads are end to end so where the prospect is looking to us to supply, you know, all of the major components of the solution, so that’s very, very strong percentage looking for end to end and as you know, we believe end to end is where our value proposition is the highest.

But in addition to that, 15 percent of the leads — so you’re, you know, you’re almost to 90 percent at that point, are looking for a direct to consumer program where we’re supplying the majority of the components but possibly not the platform. So it may have a different platform choice and we’re unbundling, you know, the rest of our services and working around, you know, say a platform choice or possibly an existing fulfillment provider to provide the rest of our services.

So, you know, that would put at 90 percent, you know, the e-commerce or end to end programs, you know, leaving the remainder to be what we call single silo deals where somebody’s maybe just looking for fulfillment or just a call center provider.

(Matt Bendixon):	Great thanks.

And then just one last one, I know you guys talked about you had a couple of L’Oreal brand that were expected to launch in kind of late 2012. Any update on those?

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Mike Willoughby:	Yes, they are in progress. I think the status is similar to what we said before. Obviously we’re very excited about that relationship with L’Oreal and they continue to be very happy and referenceable client and we continue to see opportunity for expansion not only within their portfolio but as with a lot of clients, you know opportunity for geographic expansion too. So pretty much on course with that one.

(Matt Bendixon):	That’s great. Thanks guys.

Mark Layton:	Thank you, (Matt).

Tom Madden:	Thanks (Matt).

Operator:	Once again if you would like to ask a question, please press star then the number one on your telephone keypad.

Your next question comes from the line of (Glenn Primack), with Peak 6.

(Glenn Primack):	Good morning.

Mark Layton:	Go ahead.

(Glenn Primack):	I was wondering of the head count as you look into 2013 of you know, PFS professionals that can deliver those you know, web marketing and analytics and the — the higher margin services that you look to launch next year?

And then what’s like kind of a, you know, head count today? Where do you think your — your moving that into next year?

Mark Layton:	Just a second (Glenn), I’m trying to get the reference on the specific data, obviously the number will go up but we’ve got.

(Glenn Primack):	Sure.

Mark Layton:	... overall adjustments because of the change in some of the other client programs that we’ve discussed where we’ve got data with that so, Tom will call you back separately to give you some more information on that. I apologize.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

(Glenn Primack):	Okay and is it safe to assume that like that margin differential between a new services and you know what’s existing on the end-to-end logistics side is close to a double in gross profit.

Mike Willoughby:	Yeah. So you know, we say that our standard margin range is 25 to 30 points on the overall end-to-end program.

(Glenn Primack):	Right.

Mike Willoughby:	And professional services margins to be in the 40 to 50 range, for digital marketing, agency services and, you know, e-commerce consulting, maybe a little bit on the low end of that range for pure development.

(Glenn Primack):	Okay.

Mike Willoughby:	Yeah significantly higher than, you know a silo functional area type of service.

(Glen Primack):	Sure. And you’ll start presenting, you know, these services in the fall for the potentially launching them next year. So next year you think you could see, you know, some revenue coming off of the.

Mike Willoughby:	So, you know there is an existing competent of our revenues today that is from our digital agency and our e-commerce services but we’re, you know, expanding those, adding new capabilities in the digital marketing area and offering our e-commerce service to even a boarder segment of our client base. So even those we looked to see stronger and stronger, especially if you look into the end of next year, 2014, ‘15, ‘16.

But the Omni channel services that Mark mentioned in his opening comments are really where we expect to be probably (inaudible) from new technology, click fees and you know, revenue based charges as well as incremental professional services that are around helping our clients take advantage of these Omni channel capabilities and doing campaign management across channels and developing these various customer interface features, you know like mobile apps and in store client telling features that sort of thing.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

So I think you’d look for us to continue to have growth in the areas that we’re currently servicing and as we add these new features and functionalities in ‘13 an impact building in, you know, over the next 18 to 24 months from these new areas.

(Glenn Primack):	Great it’s pretty exciting.

(CROSSTALK)

Mark Layton:	Actually we did get the spreadsheet to show our head count projects on it and so I can give you that data now.

(Glenn Primack):	Okay.

Mark Layton:	As of — the total headcount was about 1,600 and as we look to our average head count as we — as we go into 2013, our total number will be a similar number but we’ve got — a (inaudible) projection in some of our transaction oriented areas in the call center in terms of the average headcount in those areas and an increase in the professional services side that’s in there.

You know, roughly I would tell you that — that you probably would see an increase in client base there of around 100 or so next year on average.

(Glenn Primack):	Great, thanks.

Operator:	Your next question comes from the line of Alex Silverman with Special Situations Fund.

Alex Silverman:	Good morning. Can you hear me?

Tom Madden:	Yep.

Tom Madden:	Hi, (Alex) how are you?

Alex Silverman:	I’m fine thanks.

Given the same customer growth that you’re experiencing, given the growth in new clients that are coming online, both this year and into 2013, and understanding that $5 million of this quarter’s service revenue is going away, isn’t it possible that you’ll grow through that even with the loss of these clients, admittedly at a slower growth rate?

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Mark Layton:	(Alex) you know the answer to that is I don’t have 2013 guidance yet. Anything’s possible. There’s so many moving parts and one of the reasons that we don’t put guidance out until later is that our projections for each year are heavily predicated on our clients projections and we don’t get most of our clients projections until late in January as they are able to analyze their biggest quarter of the year.

So depending upon our clients projections for organic growth, what happens with our new business pipeline and the remaining five months of the year that we have here, timing on new business deals, we’ve already signed, a lot of moving pieces that are in that so, you know, I’m hesitant to make any projection about ‘13 at this point but I think it’s safe to say that you can’t just annualize the $5 million and say that’s just coming off the top and there’s no — no offset or go from there.

So we are, as we said in the prepared comments, we’re working to take all of those moving pieces and accelerate everything we can, focus on operational efficiencies in the business and hopes to, you know, do the best job we can to mitigate the impact from, you know, the loss of a couple of these client programs that we have this year.

I want to hasten to add to this that for those who may not have, who might be newer to the call or don’t recall the deal here as, you know, the Carter’s relationship is the one that is the most impactful in terms of our future activities. This is a by-product of fanatical success that both companies have had in this venture.

It accelerated Carter’s plans to bring the fulfillment portion of our relationship in house there and you can read their prepared comments about, you know, how happy they’ve been with not only what we’ve been able to do for them but also in terms of the growth of the business on an overall basis from there so we are a bit of a victim of our own success, this created a strategic quandary for us in terms of well, geez, we certainly don’t want to be in a business here where we create fantastic economy is to scale and then everything goes away.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

So this is where you’ll see us in our significant efforts that we’re making to diversify our services, not only to help us with the stickiness of our overall revenue and be in a situation where we can better absorb a decision to move one portion of our service offering but also to help us in terms of our overall gross margin percentage growth in the years to come.

So that’s a lot of backdrop to your question but it leads us to where we’ve really got to get our clients input and the rest of the results for ‘12 in order to understand exactly where ‘13 will fall.

Alex Silverman:	That’s reasonable. Can you spend a minute on the new CPG client when they are likely to launch?

Mike Willoughby:	So (Alex) when we — I talked about new deals in my section, I talked about a fashion deal that we just won that we are launching in Q1 of next year. And then we talked about a footwear and apparel deal which also is launching in the early part of next year.

Alex Silverman:	You referenced a CPG client or a new CPG client on the first quarter call if I remember correctly.

Mike Willoughby:	So that engagement is live. That’s actually been in our results all of this year.

Alex Silverman:	Oh, OK.

Mike Willoughby:	Yeah, it’s a two brand engagement, very recognizable two brands in the food and beverage space. That engagement is going nicely, we’re building their program very successfully and I think as I mentioned in that call one of the major components of that program is the continuity feature that allows, you know consumers to sign up and have repetitive shipments or shipments that are kind of in that tour type of a category where you get a different flavor of something every month or every, whatever six weeks that you schedule it and that’s kind of the area that’s starting to grow for them.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

And they’re seeing nice results from the new, you know, e-commerce platform as deployed.

So that’s quite successful and once again, adds another great reference in the CPG category for us, that helps us, you know, continue to have credibility and frankly, to be the leader among providing e-commerce services to CPG, so that’s going very well.

Alex Silverman:	And has that client indicated to you whether they’ll permit you to announce their name or not?

Mike Willoughby:	Yes, we actually have in our contract the ability to release their name and the only thing that we are waiting on is they are going through some organizational changes that are supposed to end up or be finalized later this year and they had said they wanted to complete those so that when we announce they can also give clarity to kind of their future direction. And basically there’s some divisions being sold and that sort of thing.

They said as soon as they get that done and are able to announce kind of their future look we’ll simultaneously be able to announce the name and also kind of the nature of the program.

But just a delay not a problem of actually eventually doing that.

Alex Silverman:	Okay and last question, the business that has indicated that they are likely to leave either by year end or early in ‘13 is there a thought that whatever they’re other — what their alternative is is not moving along as expected and it’s possible you’ll keep some of that business or no?

Hello?

(AUDIO GAP)

Operator:	Ladies and gentleman this is the operator, I apologize but there will be a slight delay in today’s conference. Please hold and the conference will resume momentarily.

Operator:	And sir, you may - you may begin.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Mark Layton:	(Alex) are you there?

Alex Silverman:	Yeah I’m here. The question was do you expect that you might be able to retain some of that $5 million of revenue or is that — or are they pretty clear that they’re leaving.

Mark Layton:	Yeah, no in this $5 million, it’s — I think it’s timing oriented in terms of where things are now. Anything can change with this is a delay but I think it’s just a matter of timing at this point of when that — that goes from there.

Now we are — our ability to sell other services and capabilities there are certainly in there. I think all of these are very solid relationships with the people that are involved in it and clients are involved in it, so there’s not an issue of quality or animosity or any of those kind of things in there so, you know, we’d expect to continue to have a relationship and have a potential to earn future fees in the future.

But the $5 million we’re talking about today, we would expect that at some point by the end of the year or into ‘13 will go away.

Alex Silverman:	Very good, thank you.

Mark Layton:	Thanks (Alex).

Operator:	Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.

Your next question comes from the line of George Walsh, with Gilford Securities.

George Walsh:	I just had a question relative to — on the Demandware conference call, they talked about really stepping up their marketing efforts in the United States but also in Europe and Asia and I just wondered if there was any — how that dovetailed in with any efforts you might be doing?

Mike Willoughby:	Sure.

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Well one of the benefits of our strategic relationship with Demandware and I think you realized we’ve talked over the past, you know, three or years that that is a very strategic relationship and we have a great even operational relationship with them is that we are coordinated in our efforts and when they talked about both expansion and — and their, you know, lead generation efforts and their sales and marketing area, both here in the U.S. and in what they’re doing internationally, you know, we are coordinated with them.

And so, you know, we expect that as they do see incremental opportunity here in the U.S. that that will benefit us as we are, you know, working with them to address those opportunities.

Certainly in Western Europe where we have a very strong and mature product offering and client portfolio as they get more aggressive, you know, we will be right there with them to help land the percentage of deals that are end to end of the opportunities that they see.

And then you know, probably even more exciting to them and to us is the opportunity we see in other international markets including China and Brazil for instance and we are certainly continuing to work on our response to that opportunity in the same fashion that we have built our end to end solution today, which is to take our competencies and our existing technology components and then add additional best of breed partners, say in a given geography such as China or Brazil in order to support clients there.

I think we’ve talked in the past about probably the most active international opportunity for us is China and we’re talking to clients today who are interested in taking their e-commerce program there and that would probably be the first place that we go.

As Mark mentioned, in addition to the Omni channel features and functionality we’re adding geographic expansion continues to be, you know a major part of our, you know, expansion efforts going forward.

George Walsh:	Do you think your — I’m trying to search for the right term of your proportionality with them or your participation with them is pretty high I think in terms of you know being one of their major implementers you’d think that would — that rate would stay the same in these new markets, you know Europe — well you have a presence in Europe but also in Asia-China?

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Mark Layton:	Well we, you know, I can reference you to their, you know, publically released information about the kind of the percentage that we are as you saw in their S1, we’re a significant part of their activities.

You know whether that would translate into a similar percentage in a brand new geography I think is dependent on a lot of different things. But, you know, there’s no reason to think that if we aren’t simultaneously launching capabilities in the new geography that we wouldn’t be the path of least resistance for Demandware to sell new end-to-end deals in that geography.

And it possibly would give us opportunity to even be a greater percentage, you know, of that activity given geography to the extent that we’re solving lots of business problems for a brand going into a brand new geography and that’s our objective so, you know, it’s all speculation you know when you’re talking about a new geography like China or Brazil.

But you know our effort would be to capture as much of that as possible and be as exclusive and end to end provider as we can in a given geography.

George Walsh:	Well I think it’s important to note that you’re moving with them step by step as they move forward with their growth in the new markets and are a significant partner.

Mike Willoughby:	Yes, and I’d say it goes both ways that the feedback solution goes both directions and that they are also, you know, responding to the opportunities that we see in the marketplace and as we see opportunities, for instance, to go into this Omni channel area and support clients across multiple what would have been traditionally viewed as channels, you know, they also see the opportunity to stick with us.

George Walsh:	And I came in a little bit late in the beginning of the call just as you were speaking to these new initiatives, did you put any kind of quantitative number on investments in this as you — as those initiatives you were talking about?

PFSweb

Moderator: Garth Russell

08-09-12/11:00 a.m. ET

Confirmation # 11911131

Mark Layton:	No, we have not made any specific statement on the numbers yet (George).

George Walsh:	Okay, all right thank you.

Operator:	At this time we have no further questions. I’d like to turn the floor back over to management for any closing remarks.

Mark Layton:	I appreciate everyone’s time. We’ll talk to you again on our next quarter call. Thank you.

Operator:	Thank you. This concludes today’s conference call, you may now disconnect.

END